Exhibit 23.3

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 7, 2014 in Supplement No. 28 to the Prospectus related to the Registration Statement (Form S-11 No. 333-164703) of KBS Real Estate Investment Trust III, Inc. for registration of 280,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California
March 7, 2014